Exhibit 4.10

EXECUTION COPY

AMENDMENT TO STOCK PURCHASE AGREEMENT

AMENDMENT dated as of April 10, 2003 (“Amendment”) to Stock Purchase Agreement dated as of August 20, 2002 between Bemis Company, Inc. (“Seller”) and UPM-Kymmene Investment, Inc. (“Buyer”), as previously amended as of March 13, 2003 (as so amended, the “Agreement”).

WHEREAS, Buyer and Seller have previously entered into the Agreement, providing for the sale by Seller to Buyer, and purchase by Buyer from Seller, of all of the outstanding shares of stock of Morgan Adhesives Company, an Ohio corporation (the “Company”).

WHEREAS, Seller and Buyer wish to amend certain terms and conditions of the Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Definitions; Effect. As used herein, each capitalized term shall have the same respective meaning as it has in the Agreement. Except as amended hereby, the Agreement remains in full force and effect.

2. Initial Purchase Price Calculation. Section 1.02 is hereby amended by the addition of the following paragraph as the last paragraph thereof:

Notwithstanding the foregoing, if the Closing is held on April 15, 2003, the Initial Purchase Price will be $421,126,278, which has been calculated as set forth on Exhibit M to the Agreement.

If the Closing Date is not April 15, 2003, the immediately preceding sentence will have no further force and effect (unless the parties agree otherwise in writing). Annex A hereto is hereby added as Exhibit M to the Agreement.

3. Closing. The last sentence of Section 2.01 of the Agreement is hereby amended and restated in its entirety as follows:

The term “Closing” shall describe the transactional event occurring on the Closing Date and unless the parties otherwise agree in writing, the Closing shall be deemed effective when Seller receives the wire transfer contemplated by Section 1.03 above, provided, however, that, for purposes of preparing the Closing Working Capital Statement and Closing Net Indebtedness Statement contemplated by Section 1.04 of the Agreement, the Closing shall be deemed to be effective as of 11:59 PM on the Closing Date as determined in accordance with the local time for each location at which the Company or one of the Company’s Subsidiaries conducts operations (“Local Closing Time”).

4.	Seller Dividends. Section 5.05 of the Agreement is hereby amended by the addition of the following sentences at the end thereof:

Notwithstanding the foregoing, the Company and the Company’s Subsidiaries may declare such dividends and approve such distributions as are permitted by the preceding sentences, and as to any such dividend or distribution that is unpaid prior to the Closing, Buyer will cause the amount thereof to be paid as promptly as practicable after the Closing. In the case of a dividend or distribution paid in the manner contemplated by the preceding sentence, for purposes of preparing the Closing Net Indebtedness Statement contemplated by Section 1.04 of the Agreement, the amount payable by the Company to Seller as of the Local Closing Time in respect of the Company shall be treated as Indebtedness. Any Taxes imposed on the Company or any Company Subsidiary by reason of such dividend declarations or distribution approvals and the payments thereof shall be subject to indemnification pursuant to Section 10.01(b)(iii) of the Agreement.

5. Section 338(g) Tax Elections. Section 6.08 of the Agreement is hereby amended by the addition of the following paragraphs at the end thereof:

(l)	Buyer shall file Section 338(g) elections for each of the non-U.S. Company Subsidiaries other than MACtac Mexico S.A. de C.V. and MACtac America de Sol, Ltda. For purposes of such elections, the Final Purchase Price will be allocated as follows:

(i)	260/420th will be allocated in the aggregate to the Company and the first six Company Subsidiaries listed on Schedule 3.05(a) (the “North American Entities”);

(ii)	160/420th will be allocated in the aggregate to the other Company Subsidiaries listed on Schedule 3.05(a) which are being transferred (the “European Entities”);

(iii)	unless otherwise agreed in writing by Buyer and Seller, of the Final Purchase Price allocated to the North American Entities and the European Entities, respectively, allocations shall be made on an entity-by-entity basis in accordance with net equity of each such entity as reflected on their respective balance sheets as of the Closing Date prepared by Buyer in a manner consistent with Section 1.04 of the Agreement (“Net Equity”), provided, however, that (A) all of the good will of the North American Entities will be allocated pro-rata according to the Net Equity of each such entity and (B) all of the good will of the European Entities will be allocated to MACtac Europe S.A.

(m)	Forms 8023 and 8883 for the Section 338(g) elections contemplated by the preceding subsection (l) will be prepared in the manner contemplated by subsections (j) and (k) above except the references to “Section 338(h)(10)” will be deemed to apply to “Section 338(g)” and the references to “Form 8594” will be deemed to refer to “Form 8883”. Notwithstanding the foregoing, Seller will provide to Buyer, within 45 days after the Final Determination, draft forms for filing with respect to the Section 338(g) and 338(h)(10) elections, for review and agreement by Buyer.

6. Assignment of Rights under Confidentiality and Non-Competitive Agreements. Section 6.04(m) of the Agreement is hereby amended by the insertion of the numeral (i) at the beginning thereof and the addition of the following paragraph at the end thereof:

(ii)	Seller represents and warrants that each of the employees listed in Schedule 6.04(m)(ii) has consented to the assignment of his or her Confidentiality and Non-Competitive Agreement from Seller to the Company. All of Seller’s rights under the Confidentiality and Non-Competitive Agreements with the employees listed in Schedule 6.04(m)(ii) shall be deemed assigned by Seller to the Company, effective as of the Closing.

7. Additional Accident Insurance Coverage. Schedule 3.11(e) to the Agreement is hereby amended to delete “Additional accident coverage through Bemis policy” from the list of International Company Benefit Plans, and accordingly, such coverage is not an International Company Benefit Plan.

8. Maximum Term for Sub-contracted Polish Employee. Exhibit F to the Agreement is hereby amended by adding the following new sentence to the end of the paragraph with the heading “Employees”:

The term for sub-contracting such employee shall terminate on the six-month anniversary of the Closing Date, unless terminated prior to such time by Bemis Packaging Poland.

9. Agent for Service of Process. Section 11.10(e) of the Agreement is hereby amended by the insertion of the following paragraph at the end thereof:

Seller irrevocably designates RL&F Service Corp. (the “Process Agent”), with offices at the date hereof at One Rodney Square, 820 King Street, Wilmington, Delaware 19801, as its designee, appointee and agent to receive, for and on its behalf, services of process in the State of Delaware in any legal action or proceedings with respect to this Agreement and the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent. Each such party shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent, who will thereafter be referred to herein as the “Process Agent,” so that each such party shall at all times have an agent for service for the foregoing purposes in the State of Delaware.

10. Exhibit A. Exhibit A to the Agreement is hereby amended by:

(i)	adding the following new sentence to the end of the paragraph under the heading “Foreign Currency Translation”:

Solely for purposes of preparing the Closing Working Capital Statement and Closing Net Indebtedness Statement, all foreign currencies shall be translated into United States dollars using the noon buying rate published by the Federal Reserve Bank of New York on the Closing Date or, if such rate is not published by the Federal Reserve Bank of New York, such other rate that is mutually acceptable to Seller and Buyer.

(ii)	restating the sentence under the heading “Bonuses” in its entirety as follows:

European cash stay bonuses plus all related social insurance costs (imposed on the employer) (i) if the Closing is held on April 15, 2003, reflected in Section (c) of Exhibit M to the Agreement, or (ii) if the Closing Date is not April 15, 2003, calculated in accordance with Section 1.02(c) of the Agreement, will be excluded at the Closing Date.

(iii)	adding to the end thereof the following new provision:

Bonus Adjustment

The difference between (a) the amount of the European cash stay bonuses plus all related social insurance costs (imposed on the employer) (i) if the Closing is held on April 15, 2003, reflected in Section (c) of Exhibit M to the Agreement, or (ii) if the Closing Date is not April 15, 2003, calculated in accordance with Section 1.02(c) of the Agreement, and (b) the amount of the European cash stay bonuses plus all related social insurance costs (imposed on the employer) actually paid after the Closing Date will be included in the calculation of Working Capital.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, all as of the date first written above.

UPM-KYMMENE INVESTMENT, INC

By:	/s/ Juha Virmavirta
Name:	Juha Virmavirta
Title:	Authorized Agent and Attorney-in-Fact

By:	/s/ Frej Nygard
Name:	Frej Nygard
Title:	Authorized Agent and Attorney-in-Fact

BEMIS COMPANY, INC.

By:	/s/ James J. Seifert
Name:	James J. Seifert
Title:	Vice President

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